Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES THAT JEFFRY B. FUQUA, CHAIRMAN OF THE BOARD OF DIRECTORS, WILL NOT STAND FOR RE-ELECTION

DAYTONA BEACH, Fla. – February 27, 2017 – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that Jeffry B. Fuqua, the Chairman of the Company’s Board of Directors (the “Board”), has notified the Company that he does not intend to stand for re-election to the Board at the Company’s 2017 annual shareholder meeting in April 2017.

John P. Albright, President and Chief Executive Officer of the Company, stated, “Jeff joined our Board in 2009 as a nominee of our largest shareholder, represented by Wintergreen Advisers, LLC (“Wintergreen”), and became Chairman in April of 2011. As Chairman, Jeff led the Company to extraordinary success in terms of shareholder returns in our stock price, which experienced a compounded annual return of approximately 10.4% through mid-February 2017, outperforming the Russell 2000 and RMZ indices. In addition, under his oversight, the Company achieved record earnings in 2016 and transformational land sales totaling more than 2,500 acres for projects including the 350,000 square foot Tanger Outlets, a 600,000 square foot distribution center, and the recently announced 1,600-acre Latitude Margaritaville.”

Mr. Albright continued, “You can’t simply measure Jeff’s impact on our Company in financial terms. Jeff has led the historic transformation of our more than 100-year old company and that has benefited all of our shareholders in terms of greatly enhanced governance, expanded transparency and disclosure and most importantly, measured leadership and stewardship of the Company. We wish Jeff the very best in the future.”

Mr. Fuqua stated, “I am very proud of the Company’s remarkable success and extend to the Company, its employees and shareholders my very best wishes for their continued success. I have decided to step down in what I believe are the best interests of the Company and its other shareholders, given the protracted attacks by Wintergreen, which have been an unfair distraction and resulted in substantial expense to our shareholders.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.7 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.